Newsbreak Release
20 Sep 95




           PTI Shareholder Vote - September 27, 1995



     The Annual Meeting of Shareholders of Pacific Telecom, Inc., will be held next Wednesday, September 27, 1995. As many of you know, an important part of that meeting will be the vote by the shareholders concerning whether or not to approve the proposal of PacifiCorp Holdings, Inc. to acquire the outstanding shares of PTI not already owned by PHI for $30 per share. The details of this transaction, which has been recommended by the Board of Directors of PTI for approval by the shareholders, are set out in proxy materials available from the offices of Brian Wirkkala (7391) or Donn Wonnell (7372).

     It is important for you to remember that many of you are shareholders of the Company by virtue of your personal holdings or because of your participation in the Company's 401(k) plan. You are entitled to vote on this issue like any other shareholder. To ensure that your vote will be counted, you are encouraged to review the proxy materials describing the transaction and to submit a proxy registering your vote before the 27th. Any questions concerning the procedure for voting by proxy should be directed to one of the officers noted above. This is your opportunity to have a direct say in the decision on this matter.